 NYMEX HOLDINGS, INC.
("NYMEX" or the "Company")

CHANGE IN CONTROL SEVERANCE PLAN
(the "Plan")

EFFECTIVE AS OF JANUARY 9, 2008
("Effective Date")

INTRODUCTION

The purpose of this Plan is to enable the Company to offer Participants an incentive to remain employed with the Company or its Affiliates, encourage Participants to consider potential transactions in an objective manner and/or to provide certain protections if any such Participant's employment is terminated without Cause or for Good Reason, in each case, in connection with a Change in Control.

Accordingly, to accomplish this purpose, the Board of Directors of the Company has adopted this Plan, effective as of January 9, 2008.

Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I.
DEFINITIONS

1.1        "Accounting Firm" shall have the meaning set forth in Section 3.3(b).

1.2        "Accrued Obligations" shall mean, with respect to periods prior to a Participant's Termination of Employment, any earned and accrued, but unpaid, Base Pay, vacation pay, and any un-reimbursed business expenses, in each case payable in accordance with the Company's policies.

1.3        "Advance" shall have the meaning set forth in Section 3.3(c).

1.4        "Affiliate" shall mean any Subsidiary or any company, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or any Subsidiary.

1.5        "Applicable Multiplier" shall mean the percentage determined by the Committee for such Participant's Tier, as follows:

        Tier I Participants: three times (3x).

        Tier II Participants: two times (2x).

        Tier III Participants: one time (1x).

1.6        "Base Pay" shall mean the Participant's annual base salary from the Company effective immediately prior to the occurrence of a Change in Control. Base Pay shall be determined as reflected on the Company's payroll records and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits or any other additional compensation. For purposes hereof, a Participant's Base Pay shall include any salary reduction contributions made on the Participant's behalf to any plan of the Company or an Affiliate under Section 125, 132(f) or 401(k) of the Code and compensation deferred by the Participant under any deferred compensation plan of the Company or an Affiliate.

1.7        "Board" shall mean the board of directors of the Company from time to time.

1.8        "Bonus" shall mean the average of Participant's normal annual bonus (i.e. not including any "special non-annual bonuses") for the prior three (3) years (or, if fewer, (y) the number of full fiscal years employed prior to CIC or (z) the target bonus for the year of termination if Participant was not eligible to receive a bonus during any of the prior three (3) years); provided that, notwithstanding the foregoing, during 2008 and until such time in 2009 as annual bonuses may be paid for 2008, the phrase "two (2) years" shall be substituted in each instances in which "three (3) years" appears in the first part of this Section 1.8. For the avoidance of doubt, a "special bonus" includes special one-time, non-annual payments, such as retention awards, sign-on awards and similar bonuses not received when annual bonuses are normally paid to employees of the Company.

1.9        "Capped Amount" shall have the meaning set forth in Section 3.3(a).

1.10        "Cause" shall mean, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate: (i) engaging in any act, or failing to act, or misconduct that is injurious to the Company or its Affiliates; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of a criminal offense (other than minor traffic offenses); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or an Affiliate; (v) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Participant and the Company or an Affiliate; (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or an Affiliate requiring the removal from any office held by the Participant with the Company or prohibiting the Participant from participating in the business or affairs of the Company or any Affiliate; or (vii) the revocation or threatened revocation of any of the Company's or an Affiliate's government licenses, permits or approvals, which is primarily due to the Service Provider's action or inaction and such revocation or threatened revocation would be alleviated or mitigated in any material respect by the termination of the Participant's Services.

1.11        "Change in Control" shall mean the occurrence of any of the following events: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any Affiliate, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an Affiliate, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; (ii) a merger or consolidation of the Company with any other Company (other than any Affiliate), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, in all cases other than the sale, transfer or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

        A Change in Control shall not be deemed to have occurred until the closing of the applicable event specified in subsections (i) and (ii) above, or the date of stockholder approval with respect to subsection (iii) above.

1.12        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.13        "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.14        "Committee" shall mean the Compensation Committee of the Board.

1.15        "Company" shall mean NYMEX Holdings, Inc. and any successors as provided in Article VII hereof.

1.16        "Confidential Information" shall mean all trade secrets, proprietary and confidential business information belonging to, used by, or in the possession of the Employer that has been obtained by the Participant during the Participant's employment with the Employer, including, but not limited to, information, knowledge or data related to business strategies, plans and financial information, mergers, acquisitions or consolidations, purchase or sale of property, leasing, pricing, sales programs or tactics, actual or past sellers, purchasers, lessees, lessors or customers, those with whom the Employer has begun negotiations for new business, costs, employee compensation, marketing and development plans, inventions and technology, whether such information is oral, written or electronically recorded or stored, except information in the public domain, information known by the Participant prior to employment with the Employer, and information received by the Participant from sources other than the Employer, without obligation of confidentiality or information the Participant is compelled to disclose pursuant to the order of a court or governmental or legal body having jurisdiction over such matter.

1.17        "Effective Date" shall mean January 9, 2008.

1.18        "Employer" shall mean, unless otherwise provided in the Plan, the Company, any Affiliate of the Company prior to the occurrence of a Change in Control, and any Affiliate of any successor to the Company in accordance with Article VII. Solely for purposes of Section 1.33, on and after the occurrence of a Change in Control, Employer shall mean the Company and any Affiliate of the successor entity as provided in Article VII hereof.

1.19        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.20        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.21        "Excise Tax" shall have the meaning set forth in Section 3.3(a).

1.22        "Excise Tax Adjustment Payment" shall have the meaning set forth in Section 3.3(a).

1.23        "Good Reason" shall mean, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate: (i) a material diminution in the Participant's position, duties, or responsibilities; (ii) a material diminution in the Participant's base compensation; (iii) any relocation of the Participant to a location that is more than 50 miles from the current location of the Company's executive office; or (iv) a material breach of the Participant's employment agreement, which, in each case of subsections (i) through (iv), is not cured (if curable) within 45 days by the Company after receiving written notice thereof. The Participant shall be required to provide the Company with written notice of termination for Good Reason within 45 days after the occurrence of the Good Reason event.

1.24        "IRS" shall mean the Internal Revenue Service.

1.25        "Notice Requirements" shall mean the requirements provided in Section 5.7(c) of the Plan.

1.26        "NYMEX" shall mean NYMEX Holdings, Inc. and any successors as provided in Article VII hereof.

1.27        "Parachute Payments" shall have the meaning set forth in Section 3.3(a).

1.28        "Participant" shall mean each and any key employee falling within the scope of Tier I Participants, Tier II Participants and Tier III Participants.

1.29        "Payments" shall have the meaning set forth in Section 3.3(a).

1.30        "Plan" shall mean this NYMEX Change in Control Severance Plan.

1.31        "Severance Payment" shall have the meaning set forth in Section 3.2.

1.32        "Solicitation" shall mean: (i) recruiting, soliciting or inducing any nonclerical employee or consultant of the Employer to terminate employment with, or otherwise cease or reduce such individual's relationship with, the Employer; (ii) hiring or assisting another person or entity to hire any nonclerical employee or consultant of the Employer or any person who, to the Participant's knowledge, within six months before was such a person; or (iii) soliciting or inducing any person or entity to terminate, or otherwise to cease, reduce, or diminish in any way its relationship with or prospective relationship with, the Employer.

1.33        "Subsidiary" shall mean any Company that is defined as a subsidiary Company in Section 424(f) of the Code.

1.34        "Termination of Employment" shall mean the Participant's termination of employment from the Employer. Without limiting the generality of the foregoing, any Change in Control or other similar transaction, whether by merger, consolidation, stock or asset purchase or otherwise, shall not be deemed to be a Termination of Employment for purposes of this Plan.

1.35        "Tier I Participants" shall mean the Chairman and the President of the Company.

1.36        "Tier II Participants" shall mean each officer holding the title of Executive Vice President, General Counsel, Chief Financial Officer and Chief Regulatory Officer.

1.37        "Tier III Participants" shall mean all Senior Vice Presidents and the Corporate Secretary, in each case, who are not otherwise Tier II Participants.

1.38        "Uncapped Amount" shall have the meaning set forth in Section 3.3(a).

ARTICLE II.
TERM

        This Plan shall expire on the third anniversary of the Effective Date unless, prior to such third anniversary, a Change in Control occurs or the Company executes a letter of intent to enter into a Change in Control, in which case, the term shall automatically be extended for one year thereafter. Notwithstanding the foregoing, the Committee may extend the term of the Plan at any time, in its sole discretion.

ARTICLE III.
CHANGE IN CONTROL SEVERANCE BENEFITS

3.1        Eligibility. A Participant shall receive a Severance Payment upon either:

        (a)        the termination of Participant's employment with the Company by the Employer without Cause or by the Participant for Good Reason, in each case, during the period commencing on the date of the Change in Control and ending eighteen (18) months thereafter; or

        (b)        the termination of Participant's employment with the Company by the Employer prior to a Change in Control at the request of a third party in contemplation of a Change in Control (and such Change in Control is consummated).

3.2        Severance Payments. If a Participant is eligible to receive a Severance Payment under Section 3.1 herein, then the Employer shall pay the Participant, in a single lump sum payment within ten (10) days after the date of the Participant's Termination from Employment, the following:

        (a)        An amount equal to Participant's pro rata target bonus for the year in which Participant's employment with the Company is terminated; and

        (b)        An amount equal to Participant's Applicable Multiplier multiplied by the sum of (i) Participant's base salary for the year in which Participant employment with the Company is terminated and (ii) Participant's Bonus.

        (c)        Unless specifically provided for otherwise in such agreement, any Participant who is a party to a separate agreement between such Participant and the Company or an Affiliate that provides for cash payments upon a termination for Cause or Good Reason shall be entitled to receive the greater of (i) the cash severance payments provided for in this Section 3.2 or (ii) those provided under such other agreement. For the avoidance of doubt, the foregoing applies only to cash severance payments, but does not refer to other benefits or payments upon termination under any plan, arrangement or agreement in which the Participant participates or to which he or she is a party, including without limitation, acceleration of equity awards under an equity award agreement, continuation of health insurance coverage, payment for post-termination placement consultation or similar payments or benefits, which shall continue to be available pursuant to the terms of such other plan, arrangement or agreement.

3.3        Code Sections 280G and 4999.

        (a)        If the Company determines that any amounts payable or benefits provided to a Participant under this Plan or under any other plan, arrangement or agreement between the Participant and the Company (whether or not payable under this Plan) ("Payments"), becomes subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Code, the Company shall compute the amount that would be payable to Participant if the total amounts that are payable to Participant by the Company and are considered "parachute payments" for purposes of Code Section 280G ("Parachute Payments") were limited to the maximum amount that may be paid to executive under Code Sections 280G and 4999 without imposition of the excise tax (this amount, the "Capped Amount"). The Company will also compute the amount that would be payable under the Plan without regard to whether such payments triggered any excise tax (or non-deductibility) under Code Sections 280G and 4999 limit (this amount is referred to as the "Uncapped Amount"). Notwithstanding anything in this Plan to the contrary, if the Uncapped Amount is less than 110% of the Capped Amount, then the total benefits and other amounts that are considered Parachute Payments and are payable to Participant under this Plan will be reduced to the Capped Amount, and the order of such reduction shall be determined by the Company in consultation with its outside tax advisers.

        (b)        If, after the application of paragraph (a) above, any Payments Participant would receive from the Company (or otherwise) as determined without regard to any additional payment required under this paragraph (b) would (i) constitute Parachute Payments and (ii) be subject to the Excise Tax and/or any interest or penalties payable with respect thereto, then the Company shall make an additional payment (an "Excise Tax Adjustment Payment") in an amount such that, after payment by Participant of (x) all Excise Taxes on the Payments and any interest or penalties payable with respect thereto, and (y) all income and employment taxes imposed on the Excise Tax Adjustment Payment (computed at the highest applicable marginal rates and including any interest or penalties imposed with respect to such taxes) and any interest or penalties imposed with respect thereto, Participant retains an amount equal to the Payments. In the event that, as the result of a position taken by the Company or the IRS, Participant is required to make a payment of any Excise Tax and/or any interest or penalties payable with respect thereto, the determination of the amount of the Excise Tax Adjustment Payment shall be made by a reputable accounting firm selected by the Company (the "Accounting Firm"), which firm shall provide detailed supporting calculations to Participant and to the Company. Subject to the provisions of Section 3.3(c) below, the amount of the Excise Tax Adjustment Payment shall be promptly paid to Participant. The determination of the Excise Tax Adjustment Payment by the Accounting Firm shall be binding upon Participant and the Company, and the Company shall bear all of the fees and expenses of the Accounting Firm for, or related to, such determination.

        (c)        Participant shall notify the Company in writing of any correspondence Participant receives from the IRS (and Participant shall promptly provide the Company with a copy of such correspondence) which could require an Excise Tax Adjustment Payment. Participant shall not pay any Excise Tax in connection with any such correspondence prior to the expiration of the thirty (30) day period following the date on which Participant provides a copy of such correspondence to the Company (or such shorter period ending on the date that any payment of such Excise Tax would be due). If the Company notifies Participant in writing prior to the expiration of such period that it desires to contest the IRS' position that Participant owes Excise Tax, Participant shall (i) promptly provide the Company with any information reasonably requested thereby, (ii) take such action in connection with contesting the IRS' position as the Company shall reasonably request of Participant in writing from time to time, including, without limitation, accepting legal representation with respect to such contest by an attorney reasonably selected by the Company, and pay the amount determined to be payable by the IRS with funds advanced to Participant for such purpose by the Company (an "Advance"), and (iii) cooperate with the Company in good faith; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such opposition and shall indemnify and hold Participant harmless, on an after-tax basis, for any Excise Tax and/or income tax (including interest and penalties with respect to either of them) imposed as a result of such opposition and payment of costs and expenses.

        (d)        If, after Participant receives an Advance from the Company pursuant to Section 3.3(c), Participant becomes entitled to receive any refund with respect to such Excise Tax payment, Participant shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after payment by Participant of any taxes applicable thereto). If, after Participant receives an Advance from the Company pursuant to Section 3.3(c), Participant receives written notification from the IRS that it has determined that Participant shall not be entitled to any refund with respect to such Excise Tax payment, Participant shall immediately provide the Company with a copy of such notification, and, if the Company does not notify Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days following Participant's receipt of such notification, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Excise Tax Adjustment Payment required to be paid.

        (e)        The terms and payments contemplated in this Section 3.3 shall specifically supersede and replace any provision in any agreement between a Participant and the Company, entered into prior to the Effective Date, that is inconsistent with the terms provided herein, such that, the only cut-back applicable as a result of the application of Code Section 280G (other than as described herein) shall be deemed to be null and void and of no further effect in any such prior agreement.

3.4        Restrictive Covenants. The Participant's right to the payments and benefits provided under this Article III is subject to this Section.

        (a)        At all times the Participant shall not use for the Participant's own benefit or disclose Confidential Information.

        (b)        At all times the Participant shall not breach the terms of any confidentiality agreement (or similar agreement) entered into by the Participant in connection with an actual or contemplated Change in Control.

        (c)        While employed by the Employer and for twelve months following the later of: (i) the Participant's Termination of Employment without Cause or by the Participant for Good Reason; or (ii) the date the Participant receives any payment under this Article III, the Participant shall not engage in Solicitation.

        (d)        Notwithstanding anything else to the contrary herein, to the extent permitted by applicable law, in the event of any violation by the Participant of this Section 3.4, the Company shall immediately have no obligation thereafter to make any payments or provide the Participant with any benefits, and upon a showing of adequate proof of a breach by the Participant of this Section 3.4, the Company, in its sole discretion, may require the Participant to promptly repay to the Company any payments the Participant received pursuant to Article III prior to such breach.

3.5        Release Required. All amounts and benefits payable pursuant to this Plan (other than Accrued Obligations) shall be payable only if the Participant delivers to the Company (and does not revoke) a release of all claims of any kind whatsoever that the Participant has or may have against the Employer and its (and their) officers, directors and employees known or unknown as of the date of the Participant's Termination of Employment (other than claims to payments specifically provided hereunder, claims under COBRA, claims to vested accrued benefits under the Employer's tax-qualified retirement plans or rights of indemnification or contribution to which the Participant was entitled under the Employer's Bylaws or the Employer's Certificate of Incorporation) occurring up to the release date in such form as reasonably requested by the Company.

3.6        No Duty to Mitigate/Set-off. No Participant entitled to receive Payments hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Employer pursuant to this Plan and there shall be no offset against any amounts due the Participant under this Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant. In the event of the Participant's breach of any provision hereunder, (other than as it applies to a release of claims under the Age Discrimination in Employment Act, as amended), the Company shall be entitled to recover any payments previously made to the Participant hereunder.

3.7        Cooperation. By accepting payments or benefits under this Plan, subject to the Participant's other commitments, the Participant shall be reasonably available to cooperate with the Employer and provide information as to matters which the Participant was personally involved, or has information on, during the Participant's employment with the Employer and which are or become the subject of litigation or other dispute.

ARTICLE IV.
FUNDING

        This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan. All Participants shall be solely general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

ARTICLE V.
ADMINISTRATION OF THE PLAN

5.1        Plan Administrator. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

5.2        Reimbursement of Expenses of Plan Committee. The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

5.3        Action by the Plan Committee. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law. Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have the authority to determine a Participant's participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

5.4        Delegation of Authority. The Committee, in its sole discretion, may delegate all or any portion of its powers and responsibilities under the Plan to any employee of the Employer by formal resolution filed with and accepted by the Board. Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

5.5        Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

5.6        Accounts and Records. The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

5.7        Claims/Disputes Procedure.

        (a)        Any claim by a Participant or beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after the Plan receives the claim, provided that in the event of special circumstances such period may be extended.

        (b)        If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Plan's request for information; or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

        (c)        If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

                i.        the specific reason or reasons for the denial;
                ii.        specific reference to pertinent Plan provisions upon which the denial is based;
                iii.        a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;
                iv.        appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and
                v.        a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

        (d)        If the claim has been denied, the Claimant may submit the claim for review. Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The claim will then be reviewed by the Committee. The Claimant or his duly authorized representative may:

                i.        upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant's claim; and
                ii.        submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

        (e)        The decision of the Committee shall be made within 60 days (such period may be extended to 120 days) after receipt of the Claimant's request for review, unless special circumstances require an extension.

        (f)        If the initial 60 day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Plan's request for information; or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

        (g)        If an extension of time is required, the Claimant shall be notified in writing of such extension. The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant's failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Plan's request for information; or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided. In any event, a decision shall be rendered not later than 120 days after receipt of the request for review. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

        (h)        The Committee's decision on the Claimant's claim for review will be communicated to the Claimant in writing. If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and also set forth the Notice Requirements (other than subsection (iv)).

        (i)        The claims procedures set forth in this section are intended to comply with U.S. Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by U.S. Dept. of Labor Section 2560.503-1.

5.8        Indemnification. The Committee, its members and any person designated pursuant to Section 5.4 above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual's willful misconduct or fraud.

ARTICLE VI.
AMENDMENT AND TERMINATION

        The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan at any time. Notwithstanding the foregoing, upon and following the occurrence of a Change in Control, the Plan may not be amended or terminated in any way that would adversely affect the rights of the Participants.

ARTICLE VII.
SUCCESSORS

        For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company", as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VIII.
MISCELLANEOUS

8.1        Rights of Participants. Nothing herein contained shall be held or construed to create any liability or obligation upon the Employer to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

8.2        Governing Law. To the extent legally required, the Code and ERISA shall govern this Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend this Plan to comply therewith. To the extent not governed by the Code and ERISA, this Plan shall be governed by the laws of the State of New York (without regard to its conflicts of law principles).

8.3        Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

8.4        Blue Pencil. If, at any time, any of the provisions of this Plan shall be determined to be invalid or unenforceable under any applicable law for any reason, such determination shall be applicable only in the jurisdiction in which such determination is made, and this letter agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and this Plan, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

8.5        Assignment and Alienation. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

8.6        ERISA Plan. The Plan is intended to be a "top hat" welfare benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24.

8.7        Code Section 409A. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time in order to avoid the imposition of an excise tax under Code Section 409A on any Payments to be made hereunder. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code.

8.8        Six-Month Delay. In the event that, at the time of a Participant's termination of employment, the Participant is a "Specified Employee" (as such term is defined in Code Section 409A), then any Separation Payment(s) payable to such Participant in a lump sum upon termination of employment shall not be paid until the date that is six (6) months after the Participant's termination of employment (the "Delay Period") and, to the extent such amounts would have otherwise been payable during the Delay Period, paid to the Participant in a lump sum as soon as administratively feasible following the expiration of the Delay Period.

8.9        Entire Agreement. This Plan sets forth the entire understanding of the Employer and supersedes all existing severance and change in control plans, agreements and understandings (whether oral or written) between the Employer and the Participants.

8.10        Notices. All notices and other communications required or permitted under this Plan or necessary or convenient in connection herewith (including, without limitation, any notice regarding a Termination of Employment by the Employer without Cause or by the Participant for Good Reason) shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail to the last known address of the Company or the Participant, as the case may be, reflected upon Company records. Notices to the Company shall be addressed to:

        NYMEX Holdings, Inc.
        World Financial Center
        One North End Avenue
        New York, NY 10282-1101
        Attn: General Counsel

Notwithstanding the foregoing, to the extent the Plan is assumed by any successor to the Company, any notice to such successor under the Plan shall be sent to the address designated by the successor, in writing, to the Participant.